Child, Sullivan & Company

A Professional Corporation of CERTIFIED PUBLIC ACCOUNTANTS

1284   W.  Flint   Meadow   Dr., Suite D, Kaysville, UT 84037          PHONE: (801) 927-1337  FAX: (801) 927-1344

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Digital Network Alliance International, Inc.

We hereby consent to the use of our report dated March 9, 2005, with respect to the financial statements of Digital Network Alliance International, Inc., an entity formed as successor of Sheffield Products, Inc., in its Amended Registration Statement on Form SB-2/A to be filed on August 4, 2005.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ CHILD, SULLIVAN & COMPANY

Salt Lake City, Utah

August 3, 2005